UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 24, 2015

REAL GOODS SOLAR, INC.

(Exact Name of Registrant as Specified in its Charter)

Colorado	001-34044	26-1851813
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

833 West South Boulder Road, Louisville, CO 80027-2452

(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code: (303) 222-8300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Public Offering

On February 23, 2015, Real Goods Solar, Inc. (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with one institutional and accredited investor (the “Institutional Investor”). Pursuant to the terms of the Purchase Agreement, the Company will sell to the Institutional Investor $2,750,000 of units of the Company’s Class A common stock, par value $0.001 per share, (the “Common Stock”), and warrants (each, a “Unit”). On the same day, the Company agreed to sell $750,000 of Units to public investors. The purchase price for each Unit is $0.50.

Each Unit consists of: (i) one share of Common Stock; (ii) a Series A Warrant to purchase share of the Company’s Common Stock equal to 50% of the sum of the number of shares of Common stock purchased as part of the Units plus, if applicable, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise) described below; (iii) a Series B Warrant to purchase shares of the Company’s Common Stock for a “stated amount” (as described below); (iv) a Series C Warrant to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the Series B Warrant; and (v) a Series D Warrant to purchase additional shares of Common Stock in an amount determined on a future reset date after the issuance of the Series D Warrant.

In addition, in the event that an investor, together with certain “attribution parties,” would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after the closing of the offering as a result of its purchase of Units, the Company will issue to such investor shares of Common Stock in an amount up to such 4.99% cap and a Series E Warrant to purchase the balance of the shares of Common Stock the investor would have received at closing but for the 4.99% cap.

The closing of the offering is expected to occur on or before February 27, 2015, with respect to the Purchase Agreement, subject to the satisfaction of certain customary closing conditions.

The Company offered and sold the Units, the shares of Commons Stock and the warrants issued as part of the Units, and the shares of Common Stock issuable upon exercise of the warrants issued as part of the Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718).

The Company expects to receive net proceeds of approximately $2.7 million at the closing, after deducting commissions to the Placement Agent and estimated offering expenses payable by the Company associated with the offering.

The Company has agreed to maintain an effective registration statement covering the issuance of the Common Stock issuable upon exercise of the Series A Warrants, the Series B Warrants, the Series C Warrants, the Series D Warrants and the Series E Warrants (collectively, the “Warrants”).

The Units will not be issued or certificated. The Warrants will be issued in physical form separately from the Common Stock included in the Units and may be transferred separately immediately thereafter (other than the Series B Warrants and the Series C Warrants, as described below). The Warrants will not be listed on any national securities exchange or other trading market, and no trading market for the Warrants is expected to develop.

Terms of the Warrants

Terms of the Series A Warrants

Each Unit contains a Series A Warrant to purchase shares of the Company’s Common Stock equal to 50% of the sum of the number of shares of Common Stock purchased as part of the Units plus, if applicable, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise). The Series A Warrants will be exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. The initial exercise price of the Series A Warrants is $0.50, subject to adjustments for stock splits and similar events. Also, if after issuance of the Series A Warrants the Company publicly announces the issuance or sale, issues or sells, or is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the exercise price in effect at the time, then the exercise price then in effect shall be reduced to an amount equal to such per share consideration. Under certain circumstances, the holders of the Series A Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series A Warrant and the Company will not receive the exercise price. Upon the occurrence of certain “fundamental transactions” (as defined in the Series A Warrants) or if the Company is unable to obtain the shareholder approvals described below, the holders of the Series A Warrants may request that the Company purchase the Series A Warrants in cash for an amount equal to the Black Scholes value of the remaining unexercised portion of the Series A Warrants.

If all of the Series A Warrants are exercised for cash at the initial exercise price, the Company would receive additional gross proceeds of approximately $1.75 million. There can be no assurance that the holders of the Series A Warrant will exercise their warrants for cash.

Terms of the Series B Warrants

Each Unit contains a Series B Warrant to purchase shares of Common Stock in a stated amount equal to the investor’s pro rata share of $8,000,000 based on the purchase price paid by each investor for the Units. The number of shares of Common Stock initially issuable upon exercise of a Series B Warrant will be equal to the quotient resulting from dividing the stated amount by the lower of (i) $0.50 per share, and (ii) in the case of (x) a mandatory exercise (as described below), 85% of the lowest volume weighted average price of the Common Stock during the three consecutive trading days immediately following the date of the investors’ receipt of a mandatory exercise notice from the Company, and (y) a voluntary exercise by an investor or otherwise, 85% of the lowest volume weighted average price of the Common Stock during the three consecutive trading days immediately before the date of the applicable exercise notice or other date of determination. The Series B Warrants are immediately exercisable and will expire 12 months after the later of (i) the issuance date, and (ii) the date as of which (x) the Company has obtained the shareholder approvals described below, and (y) the date the holders may freely sell all the shares underlying the Series B Warrants. At any time after March 30, 2015, the Company may elect to force a mandatory exercise of the Series B Warrants, subject to certain equity conditions. If a holder does not pay the exercise price to the Company within 4 days after receiving a mandatory exercise notice, the portion of such holder’s Series B Warrant subject to the mandatory exercise notice will expire unexercised. Notwithstanding the foregoing, under the terms of the Purchase Agreement, the Institutional Investor has covenanted to honor its obligation to pay the exercise price upon a mandatory exercise of the Series B Warrants. Under certain circumstances, the holders of the Series B Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series B Warrant and the Company will not receive the exercise price. Upon the occurrence of certain “fundamental transactions” (as defined in the Series B Warrants) or if the Company is unable to obtain the shareholder approvals described below, the holders of the Series B Warrants may request that the Company purchase the Series B Warrants in cash for an amount equal to 8% of the stated value of the remaining unexercised portion of the Series B Warrants. Holders of the Series B Warrants may not transfer them without the Company’s consent until the first anniversary of issuance and, in all cases, must transfer them together with a corresponding portion of the Series C Warrants.

If all of the Series B Warrants are exercised for cash at the initial exercise price, the Company would receive additional gross proceeds of approximately $8.0 million. There can be no assurance that the holders of the Series B Warrant will exercise their warrants for cash, or that the Company will be able to satisfy the conditions to a mandatory exercise in the future.

Terms of the Series C Warrants

Each Unit contains a Series C Warrant entitling the holder to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the holder’s Series B Warrant, at an initial exercise price of $0.50 per share. The Series C Warrants will be exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. Holders of the Series C Warrants may not transfer them without the Company’s consent until the first anniversary of issuance and, in all cases, must transfer them together with a corresponding portion of the Series B Warrants. Other than as described in this paragraph, the terms of the Series C Warrants are substantially the same as the terms of the Series A Warrants.

If following full exercise of the Series B Warrants, all of the Series C Warrants are exercised for cash at the initial exercise price, the Company would receive additional gross proceeds of approximately $4.0 million. There can be no assurance that the holders of the Series C Warrant will exercise their warrants for cash.

Terms of the Series D Warrants

Each Unit contains a Series D Warrant. The shares of Common Stock initially issuable under a Series D Warrant will be zero and such number will be increased, if at all, to the number of shares the holder would have received at closing had the per Unit price at closing been equal to a “reset price” calculated on March 13, 2015, minus the number of shares received at closing, and, in the case of an investor who received a Series E Warrant in the offering, the number of share of Common Stock underlying such Series E Warrant. The reset price will be equal to 85% of the arithmetic average of the three lowest volume-weighted average prices of the Common Stock during the period commencing on February 23, 2015 and ending on March 13, 2015. The Series D Warrants are immediately exercisable at an exercise price of $0.0001 per share and expire on April 12, 2015, subject to extension. Pursuant to an automatic exercise feature in the Series D Warrants, on March 16, 2015, the Company is obligated to issue to the holders pursuant to a cashless exercise, without the delivery of an exercise notice by the holders, the maximum number of shares of Common Stock the Company has authorized and available for issuance and allocated to the Series D Warrants by their terms, subject to the beneficial ownership limitation described below. The holders of the Series D Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series D Warrant and the Company will not receive the exercise price. The Company anticipates no meaningful proceeds from the exercise of the Series D Warrants.

Terms of the Series E Warrants

An investors who, together with certain “attribution parties,” would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after the closing as a result of its purchase of Units, will receive shares of Common Stock in an amount up to such 4.99% cap and a Series E Warrant to purchase the balance of the shares of Common Stock the investor would have received at closing but for the 4.99% cap. The Series E Warrants are immediately exercisable at an exercise price of $0.0001 per share and expire on April 12, 2015, subject to extension. The holders of the Series E Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series E Warrant and the Company will not receive the exercise price. The Company anticipates no meaningful proceeds from the exercise of the Series E Warrants.

Limitation on Exercise of the Warrants

A holder may not exercise any of the Warrants and the Company may not issue shares of Common Stock upon exercise of any of the Warrants if, after giving effect to the exercise or issuance, the holder together with is “attribution parties,” would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

Additional Terms of the Purchase Agreement

Under certain circumstances, if the Company is unable to issue shares upon exercise of the Warrants, for example because of the Company’s failure to maintain an effective registration statement covering the issuance of the Common Stock issuable upon exercise of the Warrants, then the Company must pay to the Institutional Investor an amount in cash equal to 1% of the sum of (i) the aggregate purchase price of the Institutional Investor’s Units, and (ii) the aggregate exercise price paid by the Institutional Investor for the exercise of the Series B Warrants, on the initial day of the issuance failure and on every 30th day thereafter until the issuance failure is cured. The Company shall also pay the reasonable fees of legal counsel of the Institutional Investor to enforce this provision.

The Company is obligated to reimburse the Institutional Investor for costs and expenses incurred in connection with the Purchase Agreement in an amount not to exceed $170,000, which amount, at the option of the Institutional Investor, may be withheld from its purchase price at closing.

The Company has agreed to not issue any additional Warrants offered in this offering in the future so long as the Institutional Investor owns any of the securities purchased as part of the Units or any of the shares of Common Stock underlying the Warrants. Further, during the six month period following the closing, the Company may not issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable fixed exercise price of the Series A Warrants, the Series B Warrants and the Series C Warrants.

The Purchase Agreement prohibits the Company from issuing equity securities or securities convertible or exercisable into equity securities and to grant certain registration rights during the period beginning on February 23, 2015 and ending on the first day after the 30th days after obtaining the shareholder approvals described below on which there is no “equity conditions failure” (as defined in the Series B Warrants). The Purchase Agreement also prohibits the Company from being part of any solicitations, negotiations or discussions with regard to these matters during portions of that time period.

The Purchase Agreement grants the Institutional Investor a participation right whereby the Institutional Investor has the right to participate for up to 40% of any future offering of securities of the Company, other than certain “excluded securities” (as defined in the Series A Warrants, the Series B Warrants and the Series C Warrants) until the two year anniversary of the closing date of the offering.

The Company is obligated to seek shareholder approval for (i) a reverse stock split of the Common Stock to cause it to become compliant again with the NASDAQ continued listing requirements, and (ii) an amendment to its Articles of Incorporation to increase the number of our authorized shares of Common Stock, at a shareholders meeting at or prior to our next annual meeting of shareholders, but in no event later than the date that is 75 days after the closing of this offering.

Placement Agent

WestPark Capital, Inc. acted as the placement agent for the offering (the “Placement Agent”) pursuant to the terms of a Placement Agency Agreement, dated February 23, 2015 (the “Placement Agency Agreement”). In connection with the closing of the offering, the Company expects to pay the Placement Agent an aggregate cash fee equal to $245,000. The Company has agreed to reimburse the Placement Agent’s expenses up to a maximum of $40,000.

At the closing of the offering, for an aggregate purchase price of $100, the Company is obligated to sell to the Placement Agent a warrant to purchase up to a number of shares of our Common Stock equal to 8.0% of the aggregate number of shares of Common Stock issued at the closing and the shares of Common Stock issuable upon exercise of the Series E Warrants. The placement agent warrant will have substantially the same terms as the Series A Warrants, as described below, other than that (i) it will become exercisable on the later of the data that is six month after issuance or on which the Company obtains the shareholder approvals discussed above, (ii) it will expire five years after the effective date of this offering, (iii) the exercise price will not be subject to full ratchet anti-dilution protection, and (iv) will have cashless exercise rights regardless of an effective registration statement registering, or a current prospectus being available, the resale of the shares of Common Stock underlying the placement agent warrant. Additionally, pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrant nor any shares of Common Stock issued upon exercise of the placement agent warrant may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security: (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the placement agent or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Additionally, the Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Placement Agent may be required to make because of those liabilities.

Lock-Up Agreement

One of the closing conditions under the Purchase Agreement is that the Company’s officers and directors enter into a Lock-Up Agreement pursuant to which they will agree, for a period of six months after the closing of the offering, not to sell or dispose of any shares of Common Stock or “common stock equivalents” (as defined in the Lock-Up Agreement), take certain other actions with respect to the Company’s securities or make any demand for or exercise any registration rights.

Voting Agreement

One of the closing conditions under the Purchase Agreement is that the Company and its officers, directors and currently largest shareholder, Riverside Renewable Energy Investments, LLC (“Riverside”), enter into a Voting Agreement pursuant to which Riverside will agree to, at any meeting of the Company’s shareholders called for this purpose or in any action by written consent of the Company’s shareholders in lieu of meeting, vote (i) for the shareholder approvals described above, and (ii) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Purchase Agreement or which could result in any of the conditions to the Company’s obligations under the Purchase Agreement not being fulfilled.

The descriptions of each of the Purchase Agreement, the Series A Warrants, the Series B Warrants, the Series C Warrants, the Series D Warrants, the Series E Warrants, the Placement Agency Agreement, the Lock-Up Agreement and the Voting Agreement are qualified in their entirety by reference to the forms attached hereto as Exhibits 10.1 4.1 (consisting of a combined form for all of the Warrants), 1.1, 10.2 and 10.3, respectively.

Disclaimers of Representations and Warranties

The representations and warranties of the Company and its subsidiaries contained in the Purchase Agreement and the Placement Agency Agreement have been made solely for the benefit of the parties thereto. In addition, such representations and warranties (i) have been made only for purposes of such documents, (ii) in some cases, have been qualified by documents filed with, or furnished to, the Securities and Exchange Commission by the Company before the date of the Purchase Agreement and the Placement Agency Agreement, (iii) have been qualified by confidential disclosures made to the parties to the Purchase Agreement and the Placement Agency Agreement that may contain some nonpublic information that is not material under applicable securities laws, (iv) are subject to materiality qualifications contained therein which may differ from what may be viewed as material by investors, (v) were made only as of the date of the Purchase Agreement and the Placement Agency Agreement or such other date as is specified in such documents, and (vi) have been included in the Purchase Agreement and the Placement Agency Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts.

Accordingly, the Purchase Agreement and the Placement Agency Agreement are included with this filing only to provide investors with information regarding the terms of such documents, and not to provide investors with any other factual information regarding the Company or its subsidiaries or their respective business. You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and the Placement Agency Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Purchase Agreement and Placement Agency Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company and its subsidiaries that has been, is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements, registration statements and other documents that the Company files with the Securities and Exchange Commission.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should,” “would” or comparable terminology or by discussions of strategy. While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, the Company’s ability to close the offering described herein and whether holders of the Warrants will exercise them for cash and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

Item 8.01.	Other Events.

The risk factors set forth below update the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014. Unless otherwise mentioned or unless the context requires otherwise, all references in these risk factors to “we,” “our,” “us” or similar references mean the Company and its subsidiaries.

Our present indebtedness and projected future borrowings could adversely affect our financial health; future cash flows may not be sufficient to meet our obligations and we may have difficulty obtaining additional financing; and we may experience adverse effects of interest rate fluctuations

As of February 20, 2015, we had indebtedness of approximately $7.3 million. The indebtedness consisted of:

•	a revolving line of credit from Silicon Valley Bank of up to $5.5 million, with a maturity date of March 17, 2015, with approximately $3.2 million drawn; and

•	loans in an aggregate amount of $4.1 million, including accrued interest, from Riverside Renewable Energy Investment LLC (“Riverside”) under the terms of the Shareholders Agreement entered into in connection with the Alteris merger, with a maturity date of March 31, 2015.

There can be no assurance in the future whether we will generate sufficient cash flow from operations, future financings or other sources to meet our debt service obligations, cash requirements to fund operations or other liquidity needs. Our present indebtedness and projected future borrowings could have important adverse consequences to us, such as:

•	making it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	limiting our ability to obtain additional financing without restructuring the covenants in our existing indebtedness to permit the incurrence of such financing;

•	requiring a substantial portion of our cash flow to be used for payments on the debt and related interest, thereby reducing our ability to use cash flow to fund working capital, capital expenditures and general corporate requirements;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•	causing us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting our ability to make investments, dispose of assets, pay cash dividends or repurchase stock;

•	increasing our vulnerability to downturns in our business, our industry or the general economy and restricting us from making improvements or acquisitions or exploring business opportunities;

•	placing us at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, the non-compliance with which could result in an event of default.

If we fail to generate sufficient cash flow or otherwise obtain capital to meet our debt service obligations, we may need to refinance all or a portion of our debt on or before maturity. Further, our revolving line of credit from Silicon Valley Bank is due March 17, 2015 and we are currently in negotiations with Silicon Valley Bank to extend this loan. We cannot assure you that we will be able to extend our loans from Silicon Valley Bank or refinance any of our debt on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service, extend or refinance our indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. Our failure to meet our debt service obligations or pay our indebtedness when it comes due may cause us to become insolvent, which would cast doubt on our ability to continue as a going concern.

We derive the majority of the revenue from our solar energy integration services from sales in east coast states, Hawaii and California.

We currently derive the vast majority of our revenue from solar energy integration services from projects in east coast states, California and Hawaii. This geographic concentration exposes us to increased risks associated with the growth rates, government regulations, economic conditions, weather and other factors that may be specific to those states to which we would be less subject if we were more geographically diversified. The growth of our business will require us to expand our operations in existing markets and to commence operations in other states. Any geographic expansion efforts that we may make may not be successful, which would limit our growth opportunities.

The year ended December 31, 2014 is the first year for which we are required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002.

Our independent auditor will audit our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 for the first time in connection with the year ended December 31, 2014. Our internal control over financial reporting may include a previously unidentified material weakness which would result in receiving an adverse opinion on internal control over financial reporting from our independent registered public accounting firm. This could result in significant additional expenditures responding to the internal control audit, heightened regulatory scrutiny and potentially an adverse effect to the price of our Common Stock. Furthermore, if we are unable to establish and maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial results or prevent fraud from occurring. In implementing such systems and controls as required by Section 404 of the Sarbanes-Oxley Act of 2002, there is a risk that errors and misstatements could occur, resulting in a negative impact on the reliability of our financial statements and potentially other adverse developments such as regulatory action or litigation.

Our ability to require the holders of the Series B Warrants to exercise such warrants may have a material impact on our financial condition.

We are conducting this offering to raise capital for our operations. We expect to receive additional funds in the future upon exercise of the Series A Warrants, the Series B Warrants and the Series C Warrants. However, there can be no assurance that the holders of these warrants will exercise them. For example, holders of these warrants will not exercise them if the exercise price is below the market price of our Common Stock.

Further, we may require the holders of the Series B Warrants to exercise such warrants in accordance with the terms of the Series B Warrants. Although we can require such holders to exercise the Series B Warrants, we cannot ensure that such holders actually will pay, or will be able to pay, the exercise price for the Common Stock issuable upon exercise of the Series B Warrants. Furthermore, our ability to require the holders of the Series B Warrants to exercise such warrants is subject to satisfaction of certain conditions set forth in the Series B Warrants, including, but not limited to, that there be no equity conditions failure during the measuring period set forth in the Series B Warrants.

If holders of the Series A Warrants, the Series B Warrants or the Series C Warrant do not voluntarily exercise such warrants, or, in the event we mandate exercise of the Series B Warrants but holders thereof holding a substantial amount of Series B Warrants elect not to, or are unable to, pay the exercise price, it will have a material adverse impact on our financial condition.

Our failure to realize cost savings from restructuring and optimization could materially and adversely affect our business and operating results.

In an attempt to realize efficiencies and cost savings, we are in the process of restructuring and optimizing our business. We may be unable to effectively complete such restructuring and optimization efforts. Furthermore, we may not realize the expected benefits from our restructuring and optimization initiatives. Our long-term expense reduction programs may result in an increase in short-term expenses, and our efforts may lead to additional unintended consequences. As a result, our restructuring and optimization efforts could materially and adversely affect our business and operating results.

Existing rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation and changes to these regulations and policies may deter the purchase and use of solar energy systems and negatively impact development of the solar energy industry.

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, the vast majority of states have a regulatory policy known as net energy metering, or net metering which allows our customers to interconnect their on-site solar energy systems to the utility grid and offset their utility electricity purchases by receiving a bill credit at the utility’s retail rate for energy generated by their solar energy system that is exported to the grid and not consumed on-site. In this way, the customer pays for the net energy used or receives a credit at the retail rate if more energy is produced than consumed. Metering caps currently exist in certain jurisdictions, which limit the aggregate amount of power that may be sold by solar power generators into the electric grid. Some utilities also restrict the amount of consumer-owned electricity generation that can be placed on a circuit and the may require special studies or equipment before such generation can be connected to the utility grid. These regulations and policies have been modified in the past and may be modified in the future in ways that can restrict the interconnection of solar energy systems, deter purchases of solar energy systems and require investment in the research and development of solar energy technology. For example, in 2013 and 2014, Hawaiian Electric, the electric utility on O’ahu, imposed new rules and procedures for the interconnection of solar systems on circuits with a high penetration of customer-owned electricity generation. These new rules and procedures have led to a dramatic reduction in the number of on-site solar energy systems being sold or interconnected in O’ahu in 2014. Similar actions by utilities in other markets could have a similar effect. In addition, electricity generated by solar energy systems competes primarily with expensive peak hour electricity rates rather than with the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as reducing peak hour pricing or adopting flat rate or time-of-use pricing, could require solar energy systems to achieve lower prices in order to compete with the price of utility generated electricity. Such changes are under consideration in markets in which we operate, such as California.

From time to time, we are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

From time to time during the normal course of operating our businesses, we are subject to various litigation claims and legal disputes. Litigation claims have also been made against us by investors in our July 2014 private placement. Some of the litigation claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage. As a result, we might also be required to incur significant legal fees, which may have a material adverse effect on our financial position. In addition, because we cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

A substantial portion of the PV modules used in the United States are sourced from foreign suppliers and rules and conditions affecting international trade can have an adverse effect on the supply of PV modules and their cost.

A significant percentage of PV modules used in the United States are imported from China or utilize solar cells made in Taiwan. In 2014 the U.S. Department of Commerce imposed tariffs on these products. Although most of the PV modules we used in 2014 were sourced from domestic manufacturers, we experienced price increases and occasional problems with availability as a result of these tariffs. Other international trade conditions such as work slowdowns and labor strikes at port facilities or major weather events can also adversely impact the availability and price of PV modules.

We must meet The NASDAQ Capital Market continued listing requirements or we risk delisting, which may decrease our stock price and make it harder for our shareholders to trade our stock.

Our Common Stock is currently listed for trading on The NASDAQ Capital Market. We must continue to satisfy NASDAQ’s continued listing requirements or risk delisting of our securities. Delisting would have an adverse effect on the price of our Common Stock and likely also on our business. As previously disclosed, on December 15, 2014, we received notice from NASDAQ that we were not in compliance with the NASDAQ minimum bid-price rule. We have 180 calendar days, or until June 15, 2015, to regain compliance. If we have not regain compliance by that date, and if certain conditions are met, we may be eligible for an additional 180 day compliance period. Further, on February 13, 2015, we publicly disclosed that, due to an impairment charge for the fourth quarter of 2014, we expect to have negative shareholders’ equity as of December 31, 2014, which would also constitute a violation of the NASDAQ continuing listing requirements. There can be no assurance that we will be able to regain compliance with the NASDAQ continued listing requirements, or that our Common Stock will not be delisted from The NASDAQ Capital Market in the future. If our Common Stock is delisted from NASDAQ, it may trade on the over-the-counter market, which may be a less liquid market. In such case, our shareholders’ ability to trade, or obtain quotations of the market value of, shares of our Common Stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our securities.

We rely heavily on a limited number of suppliers and vendors, to some of which we owe significant “past due” balances, and if these suppliers and vendors become unwilling to deliver critical components and services, it would adversely affect our ability to operate and our financial results.

We rely on a limited number of third-party suppliers to provide the components used in our solar energy systems. We also rely on key vendors to provide internal and external services which are critical to our operations, including installation of solar energy systems, accounting and customer relationship management software, facilities and communications. The failure of our suppliers and vendors to supply us with products and services in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules, limit our ability to operate and harm our financial results. We have significant outstanding balances and are in arrears with many of our suppliers and vendors. As a result, many of these suppliers and vendors are no longer willing to provide products or services to us, have placed us on “credit hold”, or are requiring payment in advance. If any of our suppliers or vendors were to fail to supply our needs on a timely basis or to cease providing us key components or services we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply. If this were to occur, our business would be harmed.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement, dated February 23, 2015, between Real Goods Solar, Inc. and WestPark Capital, Inc.

4.1	Combined Form of Warrants

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

10.1	Form of Securities Purchase Agreement

10.2	Form of Lock-Up Agreement

10.3	Form of Voting Agreement

23.1	Consent of Bronstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL GOODS SOLAR, INC.

By:	/s/ Dennis Lacey
Dennis Lacey
Chief Executive Officer and Acting Principal Financial Officer

Date: February 24, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1	Placement Agency Agreement, dated February 23, 2015, between Real Goods Solar, Inc. and WestPark Capital, Inc.

4.1	Combined Form of Warrants

5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP

10.1	Form of Securities Purchase Agreement

10.2	Form of Lock-Up Agreement

10.3	Form of Voting Agreement

23.1	Consent of Bronstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.1 above)